Exhibit 5.1(ii)

SILVERMAN SHIN & SCHNEIDER PLLC

Wall Street Plaza

22nd Floor

88 Pine Street

NEW YORK, NY 10005

212.779.8600

Facsimile: 212.779.8858

July 15, 2025

Board of Directors

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala FL 34473

Ladies and Gentlemen:

This opinion letter replaces the prior opinion letter dated February 3, 2025 and adjusts numbers to take into account the reverse stock split effected on June 12, 2025.

We have acted as counsel to AIM ImmunoTech Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed on January 23, 2025 (333-284443) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) up to 1,052,631 post reverse split shares (the “Common Shares”) of the Company’s common stock (“Common Stock”); (ii) up to 52,631 post reverse split shares of Common Stock issuable upon exercise of placement agent warrants (the “Placement Agent Warrants”); (iii) post reverse split Prefunded Warrants to purchase up to an aggregate of 1,052,631 post reverse split shares of Common Stock (the “Prefunded Warrants”); (iv) Class E Warrants to purchase up to an aggregate of 1,052,631 post reverse split shares of Common Stock (the “Class E Warrants”); (v) Class F Warrants to purchase up to an aggregate of 1,052,631 post reverse split shares of Common Stock (the “Class F Warrants” and together with the Prefunded Warrants, the Class E Warrants the Class F Warrants and the Placement Agent Warrants, the “Warrants”) and 2,105,262 post reverse split shares of the Company’s Common Stock issuable upon exercise of the Class E Warrants and the Class F Warrants (the “Underlying Shares”). The Common Shares and the Warrants are to be sold pursuant to a Placement Agency Agreement between the Company and Maxim Group LLC.

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that the Common Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable; the Warrants have been duly authorized for issuance by the Company and, when issued in conformity with and pursuant to the Registration Statement, will constitute valid and binding agreements and obligations of the Company, enforceable against the Company in accordance with their respective terms; the Underlying Shares have been duly authorized for issuance by the Company and, upon exercise and payment of the exercise price therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following:

1.	We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

2.	Our opinions are subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, conservatorship, moratorium, fraudulent conveyance, fraudulent transfer, and similar laws and court decisions affecting the rights and remedies of creditors and secured parties generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, impossibility of performance, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

3.	Our opinions are subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder. This opinion is strictly limited to the matters stated herein and No other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty, nor may one be inferred or implied.

Very truly yours,

/s/ Silverman Shin & Schneider PLLC
Silverman Shin & Schneider PLLC

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